AMERICAN
RESOURCES CORPORATION

Summary of Terms and Conditions – Non-Binding
American Resources Corporation
Purchase of Certain Assets or Entities of
Colonial Coal Company, Inc., et al.

Non-Binding Term Sheet:	This term sheet ("Term Sheet"), when countersigned by Seller, will confirm our mutual intention and understanding with respect to the purchase by Acquirer of the Equity Interest (as defined below). The following items outline the terms and conditions to be contained in a definitive agreement or agreements (the "Definitive Agreement") and other related documents between Seller and Acquirer. Unless and until the Definitive Agreement and other related documents are signed, neither Seller nor Acquirer shall be obligated to complete the transactions contemplated by this Term Sheet, and this Term Sheet is not intended to constitute and shall not create a binding contract upon any party, a commitment letter, or an agreement to agree; provided, however, the parties agree to negotiate in good faith. If acceptable, please have this Term Sheet executed where indicated and return it to Acquirer. Upon execution, the parties will diligently negotiate the Definitive Agreement.
Acquirer:	McCoy Elkhorn Coal LLC ("McCoy Elkhorn" or the "Acquirer"), a wholly-owned subsidiary of American Resources Corporation ("AREC").
Seller:	Empire Kentucky Land, Inc., Greg McDonald and Tim McDonald (collectively, the "Seller").
Transaction Summary:	Subject to the terms and conditions of the Definitive Agreement, the Acquirer will acquire all of the equity ownership of Colonial Coal Inc. ("Colonial") and Empire Coal Holdings LLC ("Empire") owned by the Seller, on a debt free and liability free basis (other than the Permitted Liens described herein) (collectively the "Equity Interest"), pursuant to a tax-deferred transaction. Upon the purchase of the Equity Interest, Colonial and/or Empire shall own the Assets as detailed below.
Assets Existing at Close:	At the closing of the purchase of the Equity Interest, Colonial and Empire shall own the following assets ("Assets"):

1. All surface and mineral ownership of Colonial and Empire (the "Property"); and
2. All leases to which Colonial and/or Empire is a party and that are accepted by Acquirer, all agreements, easements, reclamation bonding (if any), property fixtures and improvements, equipment (both owned equipment and equipment lease contracts), and all other rights, titles, and/or assets that are owned or controlled by Colonial and/or Empire, including, but not limited to, the mining rights, agreements, and permits related to the agreement between Colonial and/or Empire (or an

affiliate of Colonial and/or Empire) and Revelation Energy (or an affiliate of Revelation Energy) that provides for the right of the Seller to acquire or assume certain specific permits and mining rights held by Revelation Energy. Any other rights of the Agreement between Seller and Revelation beyond mining rights and mining related rights and permits shall remain with the seller.

For purposes of clarity, all non-coal-related assets of Colonial and/or Empire shall be transferred out of Colonial and/or Empire prior to closing, and all accounts receivable of Colonial and/or Empire arising from or related to Revelation Energy shall be transferred out of Colonial and/or Empire prior to closing.

Anticipated Closing: Upon the negotiation and execution of the Definitive Agreement, anticipated to be at the close of the public financing being completed by American Resources Corporation.

Consideration: The Purchase Price for the proposed transaction will be:

1. Cash at closing: $500,000 that will be paid out of the current public offering from American Resources Corporation; plus

2. Within Thirty Day post-closing the bonds on PointRock permit will be released back to Seller or affiliates.

3. Six-month secured note: $2.00 million (the "Secured Note"); plus

4. Shares of common stock of AREC that will be NASDAQ listed: 2.0 million.

Secured Note / Mortgaged Property: The Secured Note will be secured by a mortgage lien on the Property associated with this transaction and will have zero percent interest rate and will have a maturity of six months post-Closing and additional collateral to be agreed upon in the Definitive Agreement.

Permitted Liens Acquirer agrees that the existing lien held by Community Trust Bank in the approximate amount of $2.0 million shall be allowed to remain on the Property (the "CTB Liens"). Any payments by Acquirer to Seller shall directly reduce the amount of liability secured by the CTB Liens. Upon full payment of the Secured Note to the Seller, the lien held by Community Trust will be released. Additionally, Acquirer agrees that all existing easements and other matters of record acceptable to Acquirer shall remain on the Property (collectively with the CTB Liens, the "Permitted Liens"). There shall be no other liens, liabilities or encumbrances other than such Permitted Liens.

Transaction Documentation: Acquirer will begin drafting the definitive documentation regarding the transaction.

Transaction Costs: Each party will be responsible for their respective attorney and transaction costs.

Indemnification:	The Definitive Agreement will contain mutually agreed upon indemnification procedures.
Governing Law:	Kentucky
Date:	February 4th, 2019

Agreed and Accepted:

Acquirer: AMERICAN RESOURCES CORP

By: [signature]
Name: Mark Jensen
Title: CEO

Seller: Empire KY Land, Inc., Tim McDonald and Greg McDonald

By: [signature]
Name: Greg McDonald
(On behalf of all Sellers)